Amended Schedule A

Dated March 14, 2026

to the

Investment Advisory Contract

Touchstone ETF Trust

Dated July 1, 2022

Listing of Funds and Advisory Fee Rates

Name of Fund	Annual Basic Fee Rate
TOUCHSTONE DIVIDEND SELECT ETF	0.55% on the first $1 billion; and 0.50% on assets over $1 billion
TOUCHSTONE DYNAMIC INTERNATIONAL ETF	0.55% on the first $500 million; and 0.50% on assets over $500 million
TOUCHSTONE INTERNATIONAL EQUITY ETF	0.625% on the first $500 million; and 0.60% on assets over $500 million
TOUCHSTONE LARGE COMPANY GROWTH ETF	0.60% on all assets
TOUCHSTONE SANDS CAPITAL EMERGING MARKETS EX-CHINA ETF	0.74% on the first $200 million; 0.71% on the next $1.3 billion; and 0.69% on assets over $1.5 billion
TOUCHSTONE SANDS CAPITAL US SELECT GROWTH ETF	0.65% on the first $1 billion; 0.60% on the next $1 billion; 0.55% on the next $2 billion; and 0.52% on assets over $4 billion
TOUCHSTONE SECURITIZED INCOME ETF	0.34% on the first $500 million; and 0.30% on assets over $500 million
TOUCHSTONE STRATEGIC INCOME ETF	0.55% on the first $250 million; 0.50% on the next $250 million; and 0.45% on assets over $500 million
TOUCHSTONE ULTRA SHORT INCOME ETF	0.18% on the first $500 million; and 0.16% on assets over $500 million
TOUCHSTONE US LARGE CAP FOCUSED ETF	0.70% on the first $500 million; 0.65% on the next $300 million; 0.60% on the next $200 million; 0.50% on the next $1 billion; and 0.40% on assets over $2 billion

This Amended Schedule A to the Investment Advisory Contract is signed as of the date first set forth above.

TOUCHSTONE ETF TRUST

By:
Name: Terri A. Lucas Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:
Name: Benjamin J. Alge Title: President

By:
Name: Terrie Wiedenheft Title: Chief Financial Officer